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                                                                    Exhibit 99.1

                                      NPC
                                      Consultants in Transaction Technology

FOR INFORMATION CONTACT:

                          Jim Cate                         Thomas A. Richlovsky
                          Executive Vice President         Senior Vice President
                          Chief Financial Officer          Investor Relations
                          (502) 326-7050                   (216) 575-2126

                              For Immediate Release

           NATIONAL PROCESSING REPORTS THIRD QUARTER RESULTS; UPDATES
                               EARNINGS ESTIMATE

         LOUISVILLE, Kentucky -- October 14, 1998 -- National Processing, Inc. (NYSE:NAP) today reported that net income for the three months ended September 30, 1998, was $3,381,000 or $.06 per share. Included in net income was a one-time settlement fee of $2.4 million (after-tax) received for the cancellation of a merchant card processing contract. Absent this settlement, net income would have been $981,000 or $.02 per share, compared to $7,637,000 or $.15 per share for the corresponding period in 1997. Revenues were $121,430,000, compared to $100,780,000 the previous year.

         For the nine months ended September 30, 1998, net income was $9,861,000 or $.19 per share, compared to $15,164,000 or $.30 per share in 1997. Revenues increased 25%, to $354,257,000.

         The decline in third quarter and nine-month 1998 net income was due primarily to continued shortfalls in the Corporate Services Division, which, as previously disclosed, has been experiencing severe operating problems in the remittance product area during a lengthy and difficult conversion to a new operating environment. The cumulative effect of these problems has substantially increased costs and reduced margins. Continued difficulties are likely for the foreseeable future. Additionally, the third quarter 1998 results were unexpectedly weak in the Merchant Services Division, due to higher operating expenses.

                                     (more)


                          One Oxmoor Place
                          101 Bullitt Lane, Suite 450    Telephone 502 326.7000
                          Louisville, KY 40222           Facsimile 502 326.7100


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                                                     -2-

         Given the lower third-quarter results and unsettled outlook, the company indicated that full-year 1998 earnings could fall short of analysts' consensus expectations by as much as one third. According to First Call, consensus earnings estimates for the full year 1998 were $.42 per share as of September 30, 1998.

         National Processing is a provider of transaction processing services and customized processing solutions. Deploying technology and applications software, the Company provides products and value-added services which include processing of card and check transactions for merchants, outsourcing of administrative and financial functions, and ticket processing and settlement for providers of travel-related services. National Processing is 88% owned by National City Corporation (NYSE: NCC - news), a bank and financial services company based in Cleveland, Ohio.

         This press release contains forward-looking statements involving risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include the company's ability to retain and attract profitable customer accounts, its ability to timely resolve the aforementioned operating problems, competitive factors generally, and other risks detailed from time to time in its SEC reports.

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                             National Processing, Inc.
                                 Financial Summary
                      (In thousands, except per share amounts)

                                                                   Percent
THREE MONTHS ENDED SEPTEMBER 30:            1998        1997       Change
                                            ----        ----       -------
Revenues                                $121,430    $100,780          20%
Other income                               4,000          --          --
Operating expenses                        64,642      47,929          35
Wages and other personnel expenses        31,977      24,702          29
General and administrative expenses:
  Recurring                               16,760      12,856          30
  Restructuring                               --          --          --
Depreciation and amortization              6,718       4,194          60
                                        --------    --------

OPERATING PROFIT                           5,333      11,099         (52)

Net interest income                          116       1,214         (90)
                                        --------    --------
Income before income taxes                 5,449      12,313         (56)
Provision for income taxes                 2,068       4,676         (56)
                                        --------    --------

NET INCOME                              $  3,381      $7,637         (56)
                                        ========    ========

NET INCOME PER SHARE -- DILUTED         $   0.06       $0.15         (60)
                                        ========    ========

Shares used in computation                50,691      50,764          --

NINE MONTHS ENDED SEPTEMBER 30:

Revenues                                $354,257    $284,169          25%
Other income                               4,000          --          --
Operating expenses                       176,717     136,543          29
Wages and other personnel expenses        96,576      70,639          37
General and administrative expenses:
  Recurring                               49,308      38,625          28
  Restructuring                               --       6,340          --
Depreciation and amortization             19,789      12,171          63
                                        --------    --------

OPERATING PROFIT                          15,867      19,851         (20)

Net interest income                          589       3,527         (83)
                                        --------    --------
Income before income taxes                16,456      23,378         (30)
Provision for income taxes                 6,595       8,214         (20)
                                        --------    --------

NET INCOME                              $  9,861    $ 15,164         (35)
                                        ========    ========

NET INCOME PER SHARE -- DILUTED         $   0.19       $0.30         (37)
                                        ========    ========

Shares used in computation                50,777      50,680          --